Exhibit 99.1

Armstrong World Industries Declares Increased Cash Dividend for Third Quarter 2020

LANCASTER, Pa., October 21, 2020 (GLOBE NEWSWIRE) -- Armstrong World Industries, Inc. (NYSE:AWI), a leader in the design, innovation and manufacture of commercial and residential ceiling, wall and suspension system solutions, today announced that its Board of Directors has approved an increase in the company’s regular quarterly cash dividend to a rate of $0.21 per share of common stock ($0.84 per share on an annualized basis). This represents an increase of 5% over the previous quarterly dividend rate of $0.20 per share.

The company’s Board of Directors also declared the cash dividend for the third quarter of 2020 to be payable on November 19, 2020, to shareholders of record as of the close of business on November 5, 2020.

“Despite market challenges, our strong cash flow performance continues, and we are on track to deliver over $200 million in adjusted free cash flow in 2020,” said Vic Grizzle, President and CEO of Armstrong. "With our strong balance sheet and cash flow performance, we remain committed to a capital allocation strategy that enables both investing for growth and returning cash to shareholders."

The declaration and payment of future dividends will be at the discretion of the Board of Directors and will be dependent upon, among other things, the company's financial position, results of operations and cash flow.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results, future dividends or capital allocation, market conditions and guidance, and in our other public documents and comments, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” section of our report on Forms 10-K and 10-Q filed with the U.S.

Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong

Armstrong World Industries, Inc. (AWI) is a leader in the design and manufacture of innovative commercial and residential ceiling, wall and suspension system solutions in the Americas. With over $1 billion in revenue in 2019, AWI has approximately 2,500 employees and a manufacturing network of 15 facilities, plus five facilities dedicated to its WAVE joint venture. For more information, visit www.armstrongceilings.com.

Contacts
Investors:           Thomas Waters, twaters@armstrongceilings.com or (717) 396-6354
Media:                Jennifer Johnson, jenniferjohnson@armstrongceilings.com or (866) 321-6677

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